This is an English translation

Exhibit 10.21
Technology Development Contract

Name of the Project:	“Linong Planting Mode and Management” System

Entrusting Party:	China Linong International Limited

(Party A)

Research	Beijing Research Center for Information

Developer:	Technology in Agriculture

(Party B)

     In accordance with the requirements of the Contract Law of the People’s Republic of China, the parties hereto have, after mutual consultation, unanimously agreed to enter into this Contract in respect of the technology development of the project titled Vegetable Logistics Management System for Huidong Base of China Linong.
     I. Description of the Technology hereunder, its Scope and Requirements
     For the purpose of meeting the business demand of China Linong International Limited (hereinafter referred to as “China Linong”) in the areas of logistics, such as the formulation of Huidong Base’s planting scheme, administration of planting specifications, field planting, harvesting and source tracing, the “Vegetable Logistics Management System for Huidong Base of China Linong” is developed, which becomes one of the key technologies for the information management of China Linong and is further applied generally to all bases of China Linong Group. The technology hereunder covers:
     1. Planting Scheme Management Subsystem
     The subsystem is designed to have the functions as follows: it provides services for the Base in formulating an annual planting scheme, coordinates among Huidong Base, Guangdong Company and Linong Group with respect to the reporting and adjustment of their planting schemes, and solves the problems, such as what, when and how much to plant, planting costs and estimated planting revenues. The specific functions of the subsystem include such function modules as production schedule and adjustment of a planting scheme, its assessment (cost and output forecasts), implementation and statistics.
     2. Field Files Integrated Management Subsystem
     The subsystem is designed to have the functions as follows: an integrated management is made in respect of the field planting, use of labor and injection of materials for each batch of products during planting period. Records of field planting are the base of quality control and source tracing of products whereas labor records form the base of employees’ wages and their performance appraisal. The subsystem is operated by providing support to both portable PDAs (smartphones) and personal computers. The specific functions of the subsystem include pesticide and fertilization management, field operation records, review and reporting of field files, data statistics of field files, labor records and notices, statistics of employees’ wages, management of materials injected, and output of personalized customization of statements.
     3. Standardized Planting Specifications Management Subsystem
     The subsystem is designed to have the functions as follows: it builds up a database of standardized planting specifications for China Linong and completes the formulation, change and release of planting specifications. The standardized planting specifications for all kinds of vegetables form the base of the management of planting process. The specific functions of the subsystem include the creation, release and evaluation of standardized planting specifications.

     4. Source Tracing Management Subsystem
     The subsystem is designed to have the functions as follows: management can be made throughout the process from seedlings breeding, growing, harvesting to processing and packaging for a single batch of products by using one-dimensional barcode to trace the source via website. The subsystem will break down sources into internal and external sources for separate publication. The specific functions of the subsystem include barcode generation and printing management, batch management, internal source management and external source inquiry.
     5. Inventory Taking Management Subsystem for Existing Products
     The subsystem is designed to have the functions as follows: users at the three tiers — Linong Group, its subsidiaries and bases — can conduct inventory taking and statistics in respect of any resources under their respective management on a real-time basis. Inventory taking covers total planting areas, expected total production capacity, cumulative total quantity of plants harvested, expected remaining production capacity, harvested, retired or damaged areas and actual field area. The specific functions of the subsystem include the gathering of inventory taking information, its review and reporting, as well as statistic analysis.
     6. Harvest Management Subsystem
     The subsystem is designed to have the functions as follows: it provides services for sales management through the formulation and reporting of monthly and weekly harvest plans. A harvest plan primarily covers the name of plants, their batch number, base, zone, area, sowing period, planting period, expected areas that can be harvested, expected harvest duration, expected quantity of plants harvested per day, expected production capacity per mu, and expected sales amounts. The specific functions of the subsystem include the formulation and reporting of harvest plans, communication of harvest targets to the lower level, and statistics of harvest plans.
     7. Seedlings Breeding Management
     The subsystem is designed to have the functions as follows: a seedlings breeding plan is formulated in accordance with the timetable of a planting scheme and the areas involved therein, and seedlings breeding management is made, including records of field files and all types of cost accounting during seedlings breeding period. As a separate part of the whole production process, seedlings breeding is independently managed and any cost in connection with seedlings breeding is counted as planting cost. The specific functions of the subsystem include the management of seedlings breeding plans, records of field files during seedlings breeding period, labor management for seedlings breeding, management of items injected for seedlings breeding, and the aggregate of total costs for seedlings breeding.
     8. Basic Data Management
     The subsystem is designed to have the functions as follows: unified code, name and measurement unit are assigned in respect of the basic information of the subsystem. The management of basic data includes the management of items injected (pesticides and fertilizers), sheds, products, fixed assets, consumables, working partners, standardized planting specifications. The specific functions of the subsystem include the input of basic data, its examination and approval, release and inquiry, as well as the synchronization of basic data of all subsystems.
     9. Tracing Wholesale Market Trend Subsystem
     The subsystem is designed to have the functions as follows: when making arrangement for its planting scheme, the Company may search for previous product prices of all markets quickly through the subsystem to make an analysis on the pattern of price fluctuation, which will be key reference for the Company to formulate its plans. The specific functions of the subsystem include the following: it can regularly aggregate and input the sales data collected by the Company from all markets, as well as the price data of products of the target markets which the

Company is concerned into the subsystem, and have an option to calculate the weekly, bi-weekly and monthly price of a product and to draw a curve chart for it by selecting a particular product, market and time slot.
     10. Customer Channels Management Subsystem
     The subsystem is designed to have the functions as follows: when making arrangement for its planting scheme, the Company may search quickly through the subsystem for the key details of its previous transactions with customers, including trading units, time, transaction volume, transaction amount and other remarks (such as market price and climate, etc., at the time of transactions), which help the Company to make an analysis on the pattern of its customers’ demands so as to better forecast the demand of all kinds of products. The specific functions of the subsystem include the following: it can regularly aggregate and input the details of transactions between the Company and its customers into the subsystem, which facilitates the inquiry for corresponding sales details of a particular customer based on conditions such as the name of customer, base, product, and time.

     II. Technical Benchmarks and Parameters that Shall be Attained
     1. The system is operated by providing support to B/S mode of internet and LAN, offers support to the requirement of installation of any number of customer software and at least guarantees that the number of users online concurrently on customer end exceeds 100 people.
     2. The system is used with high efficiency. The response time for clicking a webpage without any pictures shall be less than 3 seconds while the response time for clicking a webpage with pictures shall be less than 8 seconds.
     3. The system adopts the technical structure of Microsoft Windows, including the server edition of Windows operating system, and the corresponding edition of database software of Microsoft SQL Server and its user permit.
     4. The operating interface is user-friendly with numerous functions to customize personalized functions, which meets the demand of users to customize and export statements.
     5. The system is operated in a normal and stable manner so as to ensure the completeness of any data processed by it. The system shall be operated continuously for 24 hours a day and 7 days a week (7×24 hours) and the average breakdown time shall be less than 6 days per year. It shall have stronger disaster recovery capability and the average time for the repair of breakdowns shall be less than 24 hours.
     6. Management and maintenance of data backup and log can be made in the system.
     Other Relevant Benchmarks and Questions that Needed to be Clarified:
     1. Party B shall provide system relocations twice free of charge, for instance, the system is relocated from Fuzhou to Hong Kong.
     2. Party A shall be responsible for purchasing or providing the basic hardware equipment and software that are necessary for the operation of the system. Party A shall solicit comments from Party B for the selection of specific models of hardware and software equipment (such as, the model of server, version of operating system, version of database management system) so as to guarantee the effective integration and performance optimization of the hardware and software of the system.
     3. Any equipment of the system, such as barcode printers, portable PDAs (smartphones), shall be purchased or provided by Party A. Party B may provide 20 portable PDAs, free of charge, as gifts without undertaking any liability for after-sale services.
     4. Technical support and after-sale services: Party B shall provide technical support and after-sale services for 24 hours a day and 7 days a week (7×24 hours) for a term of 2 years, during which 4 on-site emergency rescue services and an annual health check service for the system will be provided. Technical support shall be provided in the following manner: on-site, by phone, via network, by email or fax. The arrival of sites within 48 hours shall be required for any on-site service and the response within 2 hours shall be required for any service provided by phone or via network.
     5. Training for users: Training for users includes the training on the use of the system for employees of Huidong Base and the training on the use, maintenance and management of the system for technicians of China Linong so as to ensure that the system provided by Party B can operate in a normal and safe manner. The objective of the training is that users can keep abreast of the system functions that shall be obtained by them due to their position.

     III. Research Development Plan
     1. Demand Analysis and System Design Phase, which will be from March 1, 2010 to September 30, 2010.
     Party B shall complete the demand analysis and provide the system prototype, and shall convene the “Seminar for the Design of System Functions”. Party B shall report the design of system functions in great detail and obtain the confirmation from Party A in respect thereof. Party B shall submit a technical proposal for the “Vegetable Logistics Management System for Huidong Base of China Linong” and part of the subsystems’ Beta version within one week after the conclusion of the Seminar.
     2. System Development Phase, which will be from October 8, 2010 to December 9, 2010.
     Software development and testing shall be completed, and software disks shall be submitted.
     3. System Arrangement and Huidong Pingshan Base Training Phase, which will be from December 10, 2010 to March 30, 2011.

     IV. Research and Development Fund, Remuneration and its Payment or Settlement Method
     The first installment of the fund hereunder shall be Renminbi 1,100,000 (in words: One Million and One Hundred Thousand Yuan Only).
Party A shall pay the first prepayment in an amount of Renminbi 600,000 (in words: Six Hundred Thousand Yuan only) for the project; upon completion of the development phase and submission of software disks, Party A shall pay Renminbi 300,000 (in words: Three Hundred Thousand Yuan Only); upon completion of the system arrangement and Huidong Pingshan Base Training Phase, Party A shall pay Renminbi 200,000 (in words: Two Hundred Thousand Yuan Only).
     V. Property Ownership of Equipment, Materials and Information Purchased with the Research and Development Fund
     Any experiment equipment and materials purchased in the course of project development, such as barcode printers, software testing tools and etc., shall be the property of Party B.
     All information and files created in the course of project development (such as demand analysis report and user training manual, etc.) shall be jointly owned by Party A and Party B. Neither party shall distribute to any third party without the permission of the other party.
     If software applications (such as barcode plug-ins and statement plug-ins) are required to be purchased from a third party for the integration into the system, their property ownership shall belong to Party A.
     VI. Duration, Place and Method of Performance
     This Contract shall be performed in Beijing and Huidong Base, Huizhou, Guangdong Province by April 30.
     VII. Confidentiality of Technical News and Information

     The parties shall have the confidentiality obligations in respect of all data and information in relation to the project, and shall not disclose such data and information to any third parties other than Party A and Party B.
     Any party who discloses technical secrets shall be held liable for all legal liabilities and economic loss arising therefrom.
     VIII. Description of Technical Collaboration and Guidance
     Please refer to the paragraphs of “Technical Support and After-sale Services” and “Users Training” under the section headed “Technical Benchmarks and Parameters that Shall be Attained”.

     IX. Ownership and Sharing of Technical Achievements
     (A) Right to apply for patents
     If an application for patent is involved during the term of the project, Party A and Party B shall negotiate with each other in respect thereof, and neither party shall apply for patent without permission. The ownership of the patent applied for shall belong to Party A. Any costs of the patent application and related expenses shall be separately paid by Party A, and shall not be included into the fund hereunder.
     Publication of both papers and books shall be in compliance with the basic principles of the right to apply for patent. Neither party shall publish papers or books based on the content of the project without permission.
     (B) Right to use and transfer of technical secrets
     Any technical secret of the project shall be in compliance with the requirement that “Anyone who develops a technical secret will be entitled to its ownership”, which means that the right to use and transfer of any technical secret originally owned by Party A shall belong to Party A, while the right to use and transfer of any technical secret originally owned by Party B shall belong to Party B. Neither party shall use or transfer technical secrets that are known to it in the course of the implementation of the project without permission.
     X. Standards and Method of Inspection and Acceptance
     If any technical achievement resulting from the research and development meets the technical benchmarks listed in Article II hereof (Technical Benchmarks and Parameters that Shall be Attained), an inspection and acceptance shall be taken in the form of a meeting with the participation of experts, who will then issue a certificate in relation to the inspection and acceptance of technical project.
     XI. Undertaking of Risk Liabilities

Any party who suffers from any loss resulting from the failure of all or part of the research and development and is unable to perform this Contract due to force majeure, such as fire, flood, typhoon or earthquake, or any technical difficulties that are hardly overcome under the present conditions shall notify the other party immediately of the performance of this Contract that has been affected. The parties shall work out any solution with respect to further implementation of this Contract through mutual negotiation. During the performance of this Contract, the risk liabilities shall be borne by Party A and Party B equally in the ratio of 50%:50%.
     XII. Calculation of Default Penalty or Compensation for Loss
     Any party who is in breach of this Contract shall bear the liabilities for breach of contract in accordance with the relevant requirements of the Contract Law of the People’s Republic of China.
     XIII. Method of Disputes Resolution
     In the event that any dispute arises during the performance of this Contract, and no settlement can be made or no agreement can be reached through mediation, the parties may resolve the dispute by arbitration or through judicial proceeding.

Entrusting Party (Party A)

	[Chop of Fuzhou Land V. Group			Chop Exclusively
	Co. Ltd is affixed]			for Technology Contract
Name	(Signature & Chop)			or Common Chop of the Unit
Legal Representative	[Signature of Shing Yung Ma] (Signature & Chop)

Authorized Agent	(Signature & Chop)

Contact (Responsible) Person	(Signature & Chop)

Address (Correspondence Address)	30H Guomao Square, No. 71, Wusi Road, Fuzhou City, Fujian Province	Postal Code	350000

Telephone No.	591-87619758	Fax	591-87619768

Name of the Bank	SPD Bank, Fuzhou Branch			August 5, 2010

Account No.

Research Developer (Party B)

Beijing Research Center for Information
	Technology in Agriculture (Signature & Chop)			Chop Exclusively for
	[Chop of Beijing Research Center for Information			Technology Contract or
Name	Technology in Agriculture is affixed]			Common Chop of the Unit
Legal Representative	Li Yunfu	(Signature & Chop)

Authorized Agent	Wang Kaiyi	(Signature & Chop)
[Signature of Wang Kaiyi]

Contact (Responsible) Person	Yang Yueying	(Signature & Chop)

Address (Correspondence Address)	A812, Tower A, Beijing Nongke Building, No. 11 Shuguang Garden Middle Road, Banjing, Haiding District, Beijing Municipality	Postal Code	100089

Telephone No.	010-51503427	Fax	010-51503667

Name of the Bank	Agricultural Bank of China, Shuguang Sub-operating Office, Haiding District Sub-branch, Beijing Municipality			March 1, 2010

Account No.

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